Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 20, 2020 relating to the balance sheets of Solutions Vending International, Inc., as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

August 17, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330    f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com